Execution Copy

Exhibit 10.2

***Certain identified information has been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission because it is both (i) not material to investors and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

PATENT & Technology LICENSE AGREEMENT

AGT. No. HSC-1555-LA1

This Patent and Technology License Agreement (the “Agreement”) is between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party”).

No binding agreement between the Parties will exist until this Patent & Technology License Agreement has been signed by both Parties. Unsigned drafts of this Patent & Technology License Agreement shall not be considered offers.

Background

Licensor owns or controls Licensed Subject Matter (defined in Exhibit A). Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Subject Matter. Licensor has determined that such use, development, and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of the Agreement attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Agreement and the Terms and Conditions, the provisions in this Agreement shall govern. Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left-hand column in the table below correspond to the section numbers in the Terms and Conditions.

1. Definitions
Effective Date		Date of Last Signature
Licensor

The University of Texas Health Science Center at San Antonio (“University”), on behalf of the Board of Regents (“Board”) of the University of Texas System (“System”), an agency of the State of Texas, whose address is 210 West 7th Street, Austin, Texas 78701.

Licensee		Plus Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 4200 Marathon Blvd., Suite 200, Austin, Texas 78756
Contract Year and Contract Quarters		Contract Year is 12-month period ending on December 31 and Contract Quarters are 3-month periods ending on March 31, June 30, Sept. 30, Dec. 31
Territory		Worldwide
Field		All fields
Patent Rights
App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N)	Prosecution Counsel
PCT Serial No. PCT/US20/33983 filed 5/21/2020 with Priority Date 5/23/2019 (OTC Tech ID No. HSC-1555) – AND – US Provisional Serial No. 63/157,546 filed 3/5/2021 (OTC Tech ID No. HSC-1684)	“Radiotherapeutic Microspheres” “Loading Alginate Microspheres”	William T. PHILLIPS and Ryan BITAR Ryan BITAR and William T. PHILLIPS	No No	Charles P. Landrum, Grable Martin Fulton, PLLC Charles P. Landrum, Grable Martin Fulton, PLLC
USPTO Entity Status as of Effective Date		Check one box: ☐ Micro ☐ Small ☐ Large
2.4. Diligence Milestones
Milestones and deadlines	Milestone Events			Deadlines
	1. Technology transfer of existing development dossier (documents, know-how, specifications)			[***]
	2. Purchase and receipt of materials and equipment. Implementation of fabrication equipment.			[***]
	3. Demonstration of drug product fabrication – liposomes, microspheres, radiolabeling			[***]
	4. Ex-Vivo animal study #1: IACUC protocol, execution, and reporting			[***]
	5. Ex-Vivo Animal Study #2: IACUC protocol, execution, and reporting			[***]

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Heath San AntonioPage 1 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

3. Compensation
3.1(a)	Patent expenses due upon Effective Date	Amount	Based on invoices received by Licensor as of:
		$[***]	November 10, 2021
3.1(b)	Milestone Fees
3.1(b)(i)	Licensed Product	Milestone Events	Milestone Fees
		1.[***]	$300,000.00
		2.[***]	$500,000.00
		3.[***]	$2,000,000.00
		4.[***]	$3,000,000.00
		5.[***]	$2,000,000.00
		6.[***]	(i) $1,000,000.00 (ii) $500,000.00
		7.The first calendar year in which cumulative annual worldwide Net Product Sales are greater than or equal to $[***]	$6,000,000.00
		8.The first calendar year in which cumulative annual worldwide Net Product Sales are greater than or equal to $[***]	$15,000,000.00
		9.[***]	$50,000.00
3.1(c)	Scheduled license fee payments	[***]
3.1(d)	Sublicense Fees	[***]% of Non-Royalty Sublicensing Consideration
3.1(e)	Assignment fee	$[***]
3.1(f)	FDA Priority Review Voucher	[***]
3.2	Running royalty rate (applies to Sales by Licensee and Sublicensees)	(a) Licensed Products covered by a Valid Claim	[***]%
		(b) Licensed Products not covered by a Valid Claim	[***]%
3.3	Minimum royalty	None
18. Contact Information
	Licensee Contacts	Licensor Contacts

Contact for Notice:

Attn: Marc Hedrick, MD

President & CEO

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

Phone: 760-846-0999

E-mail: mhedrick@plustherapeutics.com

Accounting contact:

Attn: Andrew Sims

Vice President & CFO

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

Phone: 347-247-2631

E-mail: asims@plustherapeutics.com

Patent prosecution contact:

Attn: Kara Davis

Corporate Counsel

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

Phone: 678-642-9225

E-mail: kdavis@plustherapeutics.com

		[***]

20. Special Provision. The Parties hereby agree to the following special provisions set forth in this Section 20 with respect to this Agreement.

20.1 If the Regulatory Authority authorizes Licensee to combine or skip any of Milestone Events 3.1(b)1 – 3.1(b)3, the amount due under Section 3.1(b) for the event not completed shall be payable on the next Milestone Event deadline. In no event shall Licensee’s obligation to pay the milestone fees under 3.1(b) be reduced due to a Regulatory Authority’s authorization to combine or skip any milestone.

21. No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Agreement and said Terms and Conditions.

22. Deadline for Execution by Licensee. If this Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 of the Terms and Conditions within 30 days of the date of signature set forth under the Licensor’s signature below, then this Agreement shall be null and void and of no further effect.

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Heath San AntonioPage 2 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

[Remainder of Page Left Blank]

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Heath San AntonioPage 3 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

LICENSOR: The Board of Regents of the University of Texas System By Ginny Gomez-Leon, MBA, CPA Vice President and Chief Financial Officer University of Texas Health Science Center at San Antonio Date	LICENSEE: Plus Therapeutics, Inc. By Marc Hedrick, MD President & CEO Date

Approved as to form:

By

John Gebhard, Ph.D.

Assistant Vice President

Office of Technology Commercialization

Date ___________________________________

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Heath San AntonioPage 4 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

EXHIBIT A

Terms and Conditions of Patent & Technology License AGREEMENT

These Terms and Conditions of the Agreement (“Terms and Conditions”) are incorporated by reference into the Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1. Definitions

“Affiliate” means any business entity more than 50% owned directly or indirectly by Licensee, any business entity which owns directly or indirectly more than 50% of Licensee, or any business entity that is more than 50% owned directly or indirectly by a business entity that owns more than 50% of Licensee.  For purposes of this Agreement, Licensor shall not be considered an “Affiliate” of Licensee.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the Patent & Technology License Agreement.

“Clinical Study Report” means a comprehensive clinical and statistical description of the methods, data, and outcomes of a clinical trial, presented in text, tables, and figures to Licensee by the entity conducting the clinical study.

“Commercially Reasonable Efforts” shall mean that level of effort considered reasonable on a market-by-market and indication-by-indication basis, which may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

“Contract Quarter” means the three (3) month periods indicated as the Contract Quarter in Section 1 of the Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the twelve (12) month periods indicated as the Contract Year in Section 1 of the Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Database Lock” means after data collection has been completed in a clinical trial, including follow up of all participants as described in the clinical trial protocol, data quality and validation exercises are undertaken. After this, the database is “locked” so no further changes can be made to clinical trial data and the data are then able to be extracted from the database for analysis.

“Delivery of the Clinical Study Report” means the date on which the Licensee receives the substantially complete copy of the Clinical Study Report.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Agreement.

“Equity Recipients” means collectively Board and certain individuals who are inventors of the patent applications listed in Section 1 of the Patent and Technology License Agreement as stated on the Effective Date. Licensor will inform Licensee of the appropriate allotment of equity amongst the Equity Recipients, per Section 3.6(c) of this Exhibit A.

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Heath San AntonioPage 5 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“FDA” means United States Food and Drug Administration.

“Field” means the field indicated as the Field identified in Section 1 of the Patent & Technology License Agreement.

“First Commercial Sale” means, with respect to any Licensed Product, the first Sale on a commercial basis to a third party of such Licensed Product in a given jurisdiction.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Inventors” (or singly, “Inventor”) means the inventors identified in the definition of Patent Rights in Section 1 of the Agreement.

“Licensed Patents” means the patents and patent applications listed in Section 1 of the Agreement.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim or uses Technology Rights.

“Licensed Product” means any [***].

“Licensed Subject Matter” means Patent Rights and/or Technology Rights.

“Licensee” means the Party identified as the Licensee in Section 1 of the Agreement.

“Licensor” means the Party identified as the Licensor in Section 1 of the Agreement.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b) of the Agreement.

“Net Product Sales” means, [***].

“Non-Royalty Sublicensing Consideration" means [***].

“Packaging” means fees actually paid by Licensee or its Sublicensees to unaffiliated third-party service providers for services (but not materials) required to put Licensed Product (or components thereof) into an approved, appropriately labeled container and trade dress suitable for manufacturing of the Licensed Product (or components thereof) or use with patients by medical professionals.

“Patent Rights” means the Licensor’s rights in:

(a) the Licensed Patents;

[***]

From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 6 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

“Phase 1 Clinical Trial” means the initial introduction of Licensed Product into humans that would satisfy the requirements of 21 C.F.R. 312.21(a) or comparable laws, rules, or regulations of another Regulatory Authority.

“Phase 2 Clinical Trial” means a clinical trial to evaluate the safety and effectiveness of Licensed Product for a particular indication in humans that would satisfy the requirements of C.F.R. 312.21(b) or comparable laws, rules, or regulations of another Regulatory Authority.

“Phase 3 Clinical Trial” means a clinical trial that is designed to gather additional information about the effectiveness and safety of Licensed Product and evaluate the overall benefit-risk relationship of the Licensed Product and to define warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed that would satisfy the requirements of 21 C.F.R 312.21(c) or comparable laws, rules, or regulations of another Regulatory Authority.

“Product” means each therapeutic substance covered by the Licensed Subject Matter that requires new or supplemental Regulatory Approval for marketing authorization.

“Prosecution Counsel” means outside patent counsel that is mutually agreeable to both Parties, whereby such counsel enters into an appropriate contract and joint representation waiver with Board and the State of Texas Attorney General’s Office, and copies University on all patent documentation and correspondence. Prosecution Counsel as of the Effective Date is identified in Section 1 of the Agreement.

“Quarterly Payment Deadline” means the day that is [***] after the last day of any particular Contract Quarter.

“Regulatory Approval” means the first letter acknowledging approval and/or clearance received from the FDA or other Regulatory Authority for a Licensed Product in that jurisdiction within the Territory (whether CE mark, PMA, NDA, BLA, ANDA, 510(k), or a comparable regulatory approval or clearance letter received from a Regulatory Authority). For Japan, the definition of Regulatory Approval includes a conditional, time-limited marketing authorization.

“Regulatory Authority” means the regulatory agency, bureau, commission, council, department, or other governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product in a particular national (FDA, China National Medical Products Administration, Japanese Ministry of Health and Welfare), supra-national (European Medicines Agency), regional, state, or local jurisdiction.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products for which consideration is received by Licensee, its Subsidiaries or Sublicensees. A Sale of Licensed Products will be deemed completed at the time Licensee, Affiliate, or its Subsidiary or its Sublicensee invoices, ships, performs, or receives payment for Licensed Products, whichever occurs first.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Subsidiary or Sublicensee) grants to any third party any of the license rights granted to the Licensee under the Agreement.

“Sublicense Fee” means the fee specified in Section 3.1(d) of the Agreement.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee, Affiliate, or a Subsidiary for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 7 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Subsidiary” means an entity 100% owned directly or indirectly by Licensee.

“Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Inventors while employed at the Licensor and within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent applications listed in the definition of Patent Rights whether outstanding, expired or abandoned.

“Territory” means the territory so indicated as the Territory in Section 1 of the Agreement.

“Third Party License” means any royalty-bearing license agreement with a third party which is not a Subsidiary or Affiliate of Licensee, entered into in writing by Licensee with said third party, in the absence of which the manufacture, use, import, export, or Sale of Licensed Products by Licensee infringes the relevant technology, if patented, or a misappropriation, if unpatented, that is the subject matter of such license agreement. A Third Party License does not include any license agreement for: [***].

“Transport” means fees actually paid by Licensee or its Sublicensees to unaffiliated third-party service providers for services (but not materials) required to physically move Licensed Product (or the components thereof) from a Packaging location to a manufacturing, storage or distribution facility or the site of administration to a patient.

“Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise.

2.License Grant and Commercialization

2.1	Grant
(a)

Licensor grants to Licensee a royalty-bearing exclusive license under Patent Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, import, export, lease, loan and/or import Licensed Products in the Field in the Territory.

(b)

Licensor grants to Licensee a royalty-bearing non-exclusive license under Technology Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory.

(c)

These grants are subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement and (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights) and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights subject to Section 8.9 below;

(2)	Use the Licensed Subject Matter for teaching, research, patient care, education, and other educationally-related purposes; and

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 8 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

(3)

Grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(d)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2Subsidiaries and Affiliates

Licensee may extend the license granted herein to any Subsidiary or Affiliate (but only for so long as the relevant entity remains a Subsidiary or Affiliate) provided that the Subsidiary or Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. For the sake of clarity, to the extent so extended to a Subsidiary or Affiliate, any specific reference to “Licensee” herein shall include such Subsidiary or Affiliate regardless of whether a specific reference to an “Subsidiary” or “Affiliate” is made in such provision. Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.

2.3Sublicensing

Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of the Agreement, subject to the following:

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)

Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate, Subsidiary, or Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement, provided that such copy may be redacted of terms not relevant to Licensor’s ability to confirm compliance of such Sublicense Agreement with the requirements of this Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee. In the event of a breach by a Sublicensee, including without limitation failure to timely pay royalties or other consideration, Licensee shall take reasonable steps, including termination of the Sublicense Agreement if such breach is a material breach and not cured by the Sublicensee, to enforce the terms of the Sublicense Agreement. Should Licensee not take such steps within 90 days of any breach of such Sublicense Agreement, any act or omission of a Sublicensee that would be an uncured,

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 9 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

material breach of this Agreement if performed by Licensee will be deemed to be a material breach by Licensee.

2.4Diligent Commercialization

Licensee by itself or through its Subsidiaries and Sublicensees will use Commercially Reasonable Efforts to make Licensed Products commercially available in the Field within the Territory. Without limiting the foregoing, Licensee will

(a)

maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program with Commercially Reasonable Efforts to make Licensed Products commercially available to the public as soon as commercially practicable, and

(b)	fulfill the milestone events specified in Section 2.4 of the Agreement by the deadlines indicated therein.
(c)

Delays Not Caused by a Regulatory Authority.  If at any time Licensee in good faith believes that it may not be able to meet the obligations under this Section 2.4(b), for reasons relating to safety, technical problems or issues outside of Licensee’s reasonable control, it shall notify Licensor in writing no later than 3 months prior to such milestone event. Licensee shall provide written detailed explanation why Licensee believes it cannot meet such milestone event.  The Parties agree to discuss the circumstances of Licensee’s inability to meet the milestone event, and may negotiate, in good faith, the terms around any possible extensions related to such delays.

(d)

Delays caused by a Regulatory Authority. The time period for milestones under Section 2.4(b) may be extended for the amount of time equivalent to that taken by a Regulatory Authority for its review and approval of clinical trial submissions, this extension shall not include delays by Licensee in responding to requests by such Regulatory Authority.  Any such extension shall begin on the day Licensor receives written notification and appropriate documentation of a Regulatory Authority review from Licensee and shall automatically end concurrently with the conclusion of that instance of Regulatory Authority review.  During the term of the extension, Licensee shall provide Licensor a status report every 60 days summarizing all activities and developments during the preceding 60 days.

(e)

Subject to any applicable extensions under Sections 2.4(c) and (d) above, if the obligations under Sections 2.4(b) are not fulfilled, Licensor may treat such failure as a material breach in accordance with Section 7.3(b).

2.5Litigation by Sublicensee

In each Sublicense Agreement the following clauses must be included:

In the event Sublicensee brings an action seeking to invalidate or render unenforceable any Licensed Patent:

(a)

Sublicensee shall double the payment paid to the Licensee during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee shall pay triple the payment paid under the original Sublicense Agreement; and

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 10 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

(b)	Sublicensee shall have no right to recoup any royalties paid before or during the period of challenge; and

(c)	Sublicensee shall not pay royalties into any escrow or other similar account; and

(d)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Bexar County Texas, and the parties agree not to challenge personal jurisdiction in that forum.

Sublicensee shall provide written notice to Board at least three (3) months prior to bringing an action seeking to invalidate or render unenforceable a Licensed Patent. Sublicensee shall include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

3. Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. Some fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Agreement.

3.1Non-Royalty Payments due from Licensee

(a)

Patent Expenses. Licensee will reimburse Licensor for the past patent expenses stated in Section 3.1(a) of the Agreement within [***] after the Effective Date. The stated amount is the current estimate for past patent expenses based on invoices received by the Licensor through the stated date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.

(b)

Milestone Fees. Licensee will pay Milestone Fees indicated in Section 3.1(b) of the Agreement by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events set forth in Section 3.1(b) of the Agreement are achieved. The Milestone Fees are owed only for the first achievement of each Milestone Event for any Licensed Product.

(c)

Scheduled License Fees. Licensee will pay license fees in the amounts set forth in Sections 3.1(c) of the Agreement in accordance with the stated schedule. The annual maintenance fee owed will be reduced by any amount actually paid from Licensee to Licensor during the same calendar year the maintenance fee is owed other than payments made under Section 6.1.

(d)	Sublicense Fees. Licensee will pay Sublicense Fees indicated in Section 3.1(d) of the Agreement on or before the Quarterly Payment Deadline for the Contract Quarter.
(e)	Assignment Fee. Licensee will pay the assignment fee set forth in Section 3.1(e) of the Agreement within forty-five (45) days of the assignment of the Agreement.
(f)	[***]
3.2	Royalties

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 11 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Following the First Commercial Sale, Licensee will pay running royalties on Net Product Sales, as follows:

(a)	at the rate set forth in Section 3.2(a) of the Agreement on Net Product Sales in each Contract Quarter for Licensed Products covered by one or more Valid Claims; and
(b)	at the rate set forth in Section 3.2(b) of the Agreement on Net Product Sales in each Contract Quarter for Licensed Products not covered by a Valid Claim.
(c)	The royalties due under this Section 3.2 shall be payable in each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following provisions:
(1)	No royalty shall be payable under this Section 3.2 with respect to [***].
(2)

No multiple royalties shall be payable because a Licensed Product, its import, export, manufacture, use, distribution or Sale, is covered by more than one Valid Claim within the Patent Rights or more than one patent or patent application within the Patent Rights.

(3)	[***]
(4)	[***]
(5)	[***]

3.3[Reserved.]

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to in writing by the Parties.

3.5Litigation by Licensee

In the event Licensee brings an action seeking to invalidate or render unenforceable any Licensed Patent:

(a)

Licensee shall double the payments paid to Licensor during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Licensee is both valid and infringed by a Licensed Product, Licensee shall pay triple the payment paid under the original Agreement; and

(b)	Licensee shall have no right to recoup any payments paid before or during the period of challenge; and

(c)	Licensee shall not pay royalties into any escrow or other similar account; and

(d)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Bexar County Texas, and the parties agree not to challenge personal jurisdiction in that forum.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 12 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Licensee shall provide written notice to Licensor at least three (3) months prior to bringing an action seeking to invalidate or render unenforceable a Licensed Patent. Licensee shall include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

3.6[Reserved.]

4.Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices) of the Agreement. If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1Quarterly Payment and Milestone Reports

or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Subsidiaries, Affiliates, and its Sublicensees (including copies of reports provided by Sublicensees and Subsidiaries to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments, including royalties, hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. The report shall be in the format of Exhibit B, and shall include:

(a)	The name of the Licensee, the Agreement number, and the period covered by the report;
(b)	The name of any Subsidiaries, Affiliates, and Sublicensees whose activities are also covered by the report;
(c)	Identification of each Licensed Product for which any royalty payments have become payable;
(d)

Net Product Sales segregated on a Product-by-Product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration, including but not limited to deductions associated with Packaging and Transport costs used to arrive at the resulting Net Product Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;
(f)

An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(b) were met or not, and the resulting Milestone Fee payable;

(g)	Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis, or an affirmative statement that none was received;
(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and
(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 13 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

The information that Licensor receives under this Section 4.1 will be deemed Confidential Information of the Licensee, subject to the exclusions listed in Section 8.7.

4.2Annual Written Progress Report and Commercialization Plan

Within [***] following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate signed written progress report, that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year towards upcoming Milestone Events and commercialization of Licensed Products, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products for the next Contract Year. The report shall also cover such activities by Subsidiaries and Sublicensees. The report shall be in the format of Exhibit C and shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Agreement number, the names of any Subsidiaries and Sublicensees, and the products being developed and/or commercialized;
(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(b); and
(c)

The research and development activities, including status and plans for obtaining any necessary Regulatory Approvals, performed during the past year, and the plans for research and development activities for the next year.

The information that Licensor receives under this Section 4.2 will be deemed Confidential Information of the Licensee, subject to the exclusions listed in Section 8.7.

4.3Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

(a)

Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full‑time employees of Licensee at the end of such Contract Year;

(b)	Dollar amount of new equity financing received by Licensee during the past Contract Year, and current number and class of outstanding securities;
(c)	Location and square footage of facilities; and
(d)	Other information required under Federal and state law.

This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than 200 full-time employees, then no further economic development reports will be required from Licensee.

4.4	Correspondence from a Regulatory Authority.

Licensee agrees to provide Licensor with an electronic copy of any correspondence or communication regarding Licensed Product or Licensed Process from a Regulatory Authority to Licensee within thirty (30) days of Licensee’s receipt of such correspondence or communication.

4.5	Material Non-Public Information.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 14 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

(a)

Licensor acknowledge its understanding that United States securities laws prohibit any person or entity who has received material nonpublic information about publicly traded companies from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

(b)

In accordance with the United States securities laws and in compliance with Regulation FD, Licensor expressly agrees that it (i) will maintain the confidentiality of any material non-public information it receives from Licensee, including but not limited to the Confidential Information of Licensee, and (ii) that it will not purchase or sell securities of Licensee while in possession of material non-public information from the Licensee, including but not limited to the Confidential Information of Licensee.

(c)

The obligation of Licensor set forth in Section 4.5(b) shall remain in full force and effect until such time as the material non-public information referenced therein is publicly disclosed by Licensee or until such time as Licensee determines the information is no longer material.

5.Payment, Records, and Audits

5.1Payments

All amounts referred to in the Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 of the Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Agreement.

5.2Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensee may not make any tax withholdings from payments to Licensor, but Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to [***].

5.4Records

For a period of six years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Subsidiaries and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.5Auditing

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 15 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Licensee and its Affiliates will permit an independent certified public accounting firm selected by Licensor, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request (at Licensor’s expense), and Licensee will furnish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts that became due to Licensor within three years of when such audit is performed, have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3 within 30 days of when Licensor delivers written notice of such underpayment to Licensee. [***]. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.Patent Expenses and Prosecution

6.1Patent Expenses

Licensee shall pay for (i) the amount identified in Section 3.1(a) of the Agreement, (ii) all documented, out-of-pocket expenses incurred by Licensor for filing, prosecuting, defending and maintaining Patent Rights and related patent searches from the date indicated in Section 3.1(a) of the Agreement through the Effective Date of the Agreement, and (iii) all such future expenses incurred and documented by Licensor, for so long as, and in such countries as the Agreement remains in effect. Licensee will pay all patent expenses (except for the payment called for under Section 3.1(a) of the Agreement), including past expenses that have not been invoiced as of the date indicated in Section 3.1(a) of the Agreement and future expenses, within 30 days after Licensee’s receipt of an invoice. At the election of Licensor, Licensee will either pay Prosecution Counsel directly for patent expenses or will reimburse Licensor for such patent expenses. Patent expense payment delinquencies (whether owed directly to Prosecution Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

6.2Direction of Prosecution

(a)

Licensor will confer with Licensee to develop a strategy for the prosecution and maintenance of Patent Rights, and Licensor shall keep Licensee reasonably informed as to all material matters relevant to the patent filing and prosecution processes and decisional matters including a decision to change Prosecution Counsel relating to the Patent Rights. Licensor shall give due and reasonable consideration to any recommendations or requests made by Licensee concerning such patent filing and prosecution processes and decisional matters and Licensor will communicate with Licensee if it intends to reject any such recommendation or request, such rejection not to be unreasonably made. Without limiting the generality of the foregoing, Licensor will confer and, with respect to (ii)-(iv) below, agree in good faith with Licensee regarding (i) selecting or changing Prosecution Counsel; (ii) the scope of claims to be included in such patent applications; (iii) responses to inquiries and actions from the patent agencies; and (iv) an action plan with respect to any challenges against the Patent Rights. Licensor will request that copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices be provided to Licensee for review and comment prior to filing, as well as all draft and final correspondence with patent agencies (including office actions and responses, claim amendments, actions on any of the applications or issued patents), and all material reports and analysis requested by Licensee and prepared by

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 16 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Prosecution Counsel, with respect to the Patent Rights, all to the extent practicable under the circumstances.

(b)

At its discretion, Licensor may allow Licensee to instruct Prosecution Counsel directly, provided, that (a) Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights, (b) Licensor may revoke this authorization to instruct Prosecution Counsel directly at any time, and (c) the Prosecution Counsel remains counsel to the Licensor with an appropriate contract (and shall not jointly represent Licensee unless requested by Licensee and approved by Licensor, and an appropriate engagement letter and conflict waiver are in effect). If Licensee wishes to instruct Prosecution Counsel directly or change Prosecution Counsel, Licensee may request to do so by following the Licensor’s procedures for such. Licensor reserves in its sole discretion the ability to change Prosecution Counsel and to approve or disapprove any requested changes by Licensee. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section. Notwithstanding the foregoing, the rights granted in this Section 6.2 shall remain with Licensee, and shall not extend to any Sublicensee or Affiliate without prior written consent of Licensor, not to be unreasonably withheld.

6.3Ownership

All patent applications and patents will be in the name of Licensor (and any co-owner identified in Section 1 of the Agreement) and owned by Licensor (and such co-owner, if any). No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensee shall so notify Licensor and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least 90 days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Section 1 of the Agreement. Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

6.7Patent Term Extensions

At Licensee’s request, Licensor may seek patent term extensions under 35 U.S.C. § 156 and other comparable laws and regulations for the Patent Rights.  Licensee shall have the right to decide

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 17 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

which patents for which Patent Term Extensions may be sought.  Licensee shall reimburse Licensor for its reasonable out-of-pocket costs and expenses incurred in connection with such activities to the extent related to the Patent Rights.

7.Term and Termination

7.1Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue on a jurisdiction-by-jurisdiction basis until the last enforceable day of the last valid claim in that jurisdiction in which the Licensed Patents are nationalized, or if Technology Rights are licensed and no Patent Rights are applicable, for a term of twenty (20) years. Upon expiration of the Term pursuant to this Section 7.1, the licenses and other rights granted to Licensee under this Agreement shall become perpetual, irrevocable, fully paid-up (notwithstanding payment obligations due and payable prior to the expiration of the Term), and non-exclusive.

7.2Termination by Licensee

Licensee, at its option, may terminate the Agreement, in its entirety or on a country-by-country, Patent Right-by-Patent Right basis at its option, by providing Licensor written notice of intent to terminate, which such termination effective will be ninety (90) days following receipt of such notice by Licensor.

7.3Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 45 days after delivery of written notice from Licensor; or

(b)

Licensee is in breach of any material non-payment provision of the Agreement, and does not cure such breach within sixty (60) days after delivery of written notice from Licensor, absent an agreement to discuss further time needed to address said non-payment, which Licensor shall not unreasonably withhold or

(c)

Licensor delivers notice to Licensee of three (3) or more actual material breaches of the Agreement in any twelve (12) month period, even in the event that Licensee cures such breaches in the allowed period; or

(d)

Licensee or its Affiliate, Subsidiary, or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action, in each case other than to assert a cross-claim or a counter-claim asserted by Licensor against Licensee or its Affiliates, or to respond to a court order or administrative law order.

7.4Other Conditions of Termination

The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to dissolve its business, or (iii) Licensee permanently ceases its business operations, or (iv)

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 18 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)At any time by mutual written agreement between Licensee and Licensor.

7.5Effect of Termination

If the Agreement is terminated for any reason:

(a)

All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within thirty (30) days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination or expiration; and

(e)

The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.Confidentiality

8.1Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure, or that would reasonably be recognized as confidential by a professional skilled in the applicable field: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents, employees, or consultants without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Subsidiaries, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 19 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If Licensee terminates the Agreement on a patent right-by-patent right or country-by-country basis under Section 7,2, then Licensor may disclose the terminated Patent Rights or the terminated countries to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five years thereafter.

8.7Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)Was already known by the recipient Party at the time of disclosure; or

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 20 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

8.9Publications

Licensor shall instruct the Inventors to submit to the Parties, for their review, a copy of any proposed manuscript 30 days prior to the estimated date of submission for any proposed publication (where an Inventor is an author) that specifically incorporates Licensed Subject Matter (the “Review Period”). Licensee shall treat any proposed manuscript as Licensor’s Confidential Information. If Licensee reasonably determines that the proposed publication contains new, likely patentable information directly related to the Licensed Subject Matter or Improvements herein, Licensee may request the delay of publication for the purpose of filing patent applications by Licensor for no more than sixty (60) days. If Licensee reasonably raises any other concerns with respect to such proposed publications, such as, for example, the impact of such publication on the Patent Rights, within the Review Period, the Parties agree to discuss in good faith such concerns and to reasonably seek a resolution thereof, including but not limited to filing patent applications to cover such patentable, Licensed Subject Matter or Improvements.  Regardless of such discussions, Licensee shall have the right to delete any of its solely-owned Confidential Information from the proposed publication within the Review Period. Subject to this Section 8.9, Licensor shall have the final authority to determine the scope and content of any of its publications. If no written response is received from Licensee within the Review Period, Licensee hereby consents that publication may proceed without delay.

9. Infringement and Litigation

9.1Notification

If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patent Rights, each Party shall promptly notify the other of such in writing.

9.2Licensee’s Enforcement Rights

Licensee shall have the first right, but not the obligation, to enforce the Patent Rights against any infringement by a third party. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by both Licensee and Licensor in providing cooperation or joining as a party as provided in Section 9.5. Any monetary recovery for actual damages or punitive damages, in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to Licensor under this Section 9.2 shall be shared by Licensee with Licensor in the same manner as Non-Royalty Sublicensing Consideration.

9.3Licensor’s Enforcement Rights

If Licensee does not file suit within six months after a written request by Licensor to initiate an infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement.  Licensor shall not settle any action covered by this Section without first obtaining the written consent of Licensee, whose consent will not be unreasonably withheld or delayed.

9.4Validity Challenge

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 21 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

In the event that a third party commences any re-examination, interference, opposition or nullity proceeding or challenges the validity or enforceability of, or opposes any extension of or the grant of a patent term extension request, a Supplement Protection Certificate (as per Regulation (EC) No 469/2009 of the European Parliament and of the Council of 6 May 2009) or any similar extension request with respect to any Patent Right during the Term in any country of the Territory, then Licensee shall have the initial right, but not the obligation, to take such legal action, as is reasonably required to defend the validity and enforceability of such particular Patent Right through Prosecution Counsel (“Challenged Patent”), and Licensee shall bear the costs and expenses of the defense of such Challenged Patent if it elects to undertake the defense.  Should Licensee choose to defend such Challenged Patent, control and notifications regarding responses to such Challenged Patent shall be handled in a similar manner to the provisions of Section 6.2(b).   Licensor shall give all reasonable assistance (excluding financial assistance) to Licensee in connection therewith, at Licensee’s cost and expense.  Any settlement of such legal action shall be subject to Licensor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  If Licensee declines or does not take legal action to defend such Challenged Patent within 30 days after the commencement of such validity or enforceability challenge, then (i) such Challenged Patent shall be removed from this Agreement, (ii) Licensee shall no longer have any rights to such Challenged Patent under this Agreement, and (iii) Licensor may choose to defend such Challenged Patent, at Licensor’s cost and expense, in which case Licensor shall have the right to control such action in Licensor’s sole discretion. For the avoidance of doubt, this Section 9.4 shall not apply to the defense of any patent challenge that is raised (x) as a counter-claim or defense by a third party that is the subject of an infringement action pursuant to Section 9.2 or 9.3, or (y) by a third party in response to an infringement action pursuant to Section 9.2 or 9.3; in either case the defense of such patent challenge will be governed by such Section 9.2 or 9.3.

9.5Cooperation between Licensor and Licensee

In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, and to the extent authorized by the Constitution and laws of the State of Texas, shall be granted if Licensor’s joinder is necessary under applicable law for Licensee to have standing to pursue its claims.  However, notwithstanding anything to the contrary in this Agreement, Licensor shall not be obligated to join an enforcement action if Licensor determines that such joinder is likely to (i) cause reputational harm to Licensor or (ii) require use of state resources in an inappropriate or irresponsible manner. If Licensor does not grant its permission to name Licensor as a party in such suit and as a result Licensee does not have standing to pursue its claims against a product that is or would be, if approved by a Regulatory Authority, a generic or biosimilar product with respect to a Licensed Product, or otherwise is or would be a product or service that competes or would compete with a Licensed Product or Licensed Service, including without limitation an action under 42 U.S.C. § 262 or 35 U.S.C. §271(e)(2)(A) (a “Competing Product or Service”), then upon written Licensee’s request, Licensor shall assign, or if such assignment requires the approval of a Federal agency then Licensor shall request approval from the relevant Federal agency to assign, and upon Licensor’s receipt of such approval, Licensor shall assign, all rights in the particular Patent Right that Licensee intends to assert in such suit to Licensee; provided however that such assignment shall be under a separate written Assignment Agreement specifying that such assignment shall not change consideration due Licensor under this Agreement as if such Patent Right had not been assigned.   If Licensor is unable to or fails to assign such particular Patent Right to Licensee and Licensor continues to withhold its permission to be named or joined in the suit, and such claim is against a Competing Product or Service, then Licensee shall have the right, upon written notice to

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 22 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Licensor and without limitation of any of Licensee’s rights or remedies in connection with this Agreement, to reduce the amount of any payments under Section 3.2 to be paid to Licensor hereunder, with respect to the affected Licensed Product or Licensed Service in the applicable jurisdiction(s), by a percentage based on alleged infringer’s market share, but no more than 50% of the royalty due under Section 3.2 for the period of time during which such Competing Product or Service is sold in such jurisdiction.  Licensee shall have the right to designate counsel for any such action and shall control the litigation, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

10.Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.Representations and Disclaimers

11.1Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or exclusive agent of the entire right, title, and interest in and to Patent Rights (including the right, title and interest of any joint owner identified in Section 1 of the Agreement), (ii) Licensor has the right and authority to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2Government Rights

Licensee understands that Licensed Subject Matter may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 23 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

11.3Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN

11.4Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.Limit of Liability

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY SYSTEM IT GOVERNS, ITS MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.Indemnification

13.1Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property to the extent caused by (i) Licensee or its Affiliates

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 24 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

or Sublicensees, (ii) the practice of Licensed Subject Matter by Licensee or its Affiliates or Sublicensees, or (iii) Licensed Products, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Subsidiaries or their Sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder. Subject to Section 13.2 and specifically only as authorized by the Constitution and laws of the State of Texas, Licensor indemnifies Licensee and solely from and against any Liabilities resulting from claims or demands brought by third parties against Licensee to the extent caused by the negligent conduct of Licensor.

13.2Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by an Indemnified Party or material breach of any of Licensor’s representations, warranties, covenants or obligations hereunder by any Indemnified Party. Licensor’s obligations to indemnify, and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas, and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing assistance reasonably requested by Licensee, at Licensee’s expense.

14.Insurance

14.1Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining Regulatory Approval), and prior to any Licensed Service being performed by Licensee, an Affiliate, a Subsidiary, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, and Inventors named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.Assignment

15.1	Any sale or change of control of Licensee shall be deemed to be an assignment of this Agreement requiring consent of Licensor except as set forth in this Section 15.

15.2

Subject to Section 15.4, Licensee may assign this Agreement without Licensor’s consent as part of a sale or change of control of Licensee, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other combination, as long as such transaction involves the transfer of:

(a) licensee’s entire business; or

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 25 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

(b)	that part of Licensee’s business that exercises all rights granted under this Agreement.

15.3 Any Other Assignment by Licensee.

This Agreement may not be assigned without Licensor’s consent except in connection with a sale or a change of control of Licensee as set forth in Section 15.2. Any other attempt to assign this Agreement by Licensee is null and void.

15.4 Conditions of Assignment.

In connection with any assignment, the following conditions must be met:

(a)	Licensee must give Licensor written notice within 30 days after the assignment, including the new assignee’s contact information; and
(b)

the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s rights, duties and obligations (including curing all Licensee defaults existing at the time of assignment within 30 days of execution of the assignment) under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement; and

(c) Licensor must have received an assignment fee pursuant to Section 3.1(e).

If the foregoing conditions are not met, then the assignment shall be deemed null and void.

16.Governmental Markings

16.1Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Subsidiaries, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly. Licensee will not engage in false marketing of Licensed Products and Licensee will be responsible for any damages and penalties imposed for false marketing claims.

16.2Governmental Approvals and Marketing of Licensed Products

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, advertising, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products to the extent there is no conflict with United States law, in which case United States law will control.

17.Use of Name

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 26 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent. Nothing in this Article is intended to restrict either Party from disclosing the existence of and nature of this Agreement (including the name of the other Party) or from including the existence of and nature of this Agreement in the routine reporting of its activities provided that such disclosure or reporting is limited to statements of fact.

18.Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Agreement (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

Notices shall be provided to each Party as specified in the “Contact for Notice” address set forth in Section 18 of the Agreement. Each Party shall update the other Party in writing with any changes in such contact information.

19.General Provisions

19.1Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. In such event, the Party shall promptly provide the original signature page(s) to the other Party.

19.4Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. with respect to patent law and the State of Texas for all other aspects of this Agreement, without regard to choice of law and conflicts of law principles.

19.6Modification

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 27 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Agreement (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

19.13Jurisdiction and Venue

The parties hereby irrevocably submit to the exclusive jurisdiction of a court of competent jurisdiction in Bexar County Texas, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 28 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

19.14	Alternate Dispute Resolution.

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach may be resolved through mediation or non-binding arbitration in the city of San Antonio, Texas.  The use of any method of alternative dispute resolution will not be construed by either Party in a manner that would adversely affect the other Party's rights in court. Nothing in this section will prevent one Party from resorting to judicial proceedings if good faith efforts to resolve a dispute have been unsuccessful or if injunctive relief is necessary to prevent serious and irreparable harm to one Party or third parties.

-- END OF EXHIBIT A --

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 29 of 33

\\DE - 772891/000005 - 3700742 v2

Execution Copy

EXHIBIT B

[***]

-- END OF EXHIBIT B --

Licensee: Plus TherapeuticsCONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT APage 30 of 33

\\DE - 772891/000005 - 3700742 v2

EXHIBIT C

[***]

-- END OF EXHIBIT C --

Licensee: Plus Therapeutics, Inc.CONFIDENTIAL OTC Exclusive License (Life Sciences)

Licensor: UT Health San AntonioEXHIBIT BPage 31 of 32

\\DE - 772891/000005 - 3700742 v2